EXHIBIT #10.13

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("Memorandum"), made and entered into this 13 day of January, 2011, is by and between Las Vegas Railway Express, Inc., a Delaware corporation duly incorporated and organized under the laws of the State of Delaware, with principal offices located at 6650 Via Austi Parkway Suite 170 Las Vegas, Nevada 89119 ("LVRE"), and the National Railroad Passenger Corporation, duly incorporated and organized under the laws of the District of Columbia, and having its main office at 60 Massachusetts Avenue, NE, Washington, DC 20002 ("Amtrak").

WHEREAS, beginning in late 2011, LVRE intends to operate daily intercity passenger rail service between Los Angeles, CA and Las Vegas, NV, Thursday through Monday of each week, 52 weeks per year, to include federal and state holidays ("Las Vegas Service"); and

WHEREAS, LVRE has obtained the services of several companies or individuals to provide ancillary services in conjunction with providing Las Vegas Service, including but not limited to, food and beverage service, ground transportation, and lodging services; and

WHEREAS, LVRE has obtained nearly $2,000,000 in mezzanine financing and is in discussions with numerous individuals and financial institutions in order to finance the acquisition and development of locomotives and railcars, and development of train stations to support Las Vegas Service; and

WHEREAS, LVRE has entered into contingent agreements to procure all railcars to support an initial operation of two (2) separate 13-car train consists, as well as diesel locomotives for such consists, for operation in Las Vegas Service ("LVRE Equipment"); and

WHEREAS, LVRE has entered into discussions and/or agreements with the Union Pacific Railroad, BNSF Railway Company, Inc., and the Southern California Regional Rail Authority ("Host Railroads") in order to obtain access to their rail lines for operation of the Las Vegas Service; and

WHEREAS, LVRE represents that it has obtained all necessary insurance to support Las Vegas Service, subject to Amtrak and Host Railroads' review and approval; and

WHEREAS, LVRE has entered into a memorandum of understanding with a Las Vegas-based hospitality company to develop and construct a Las Vegas train station to support Las Vegas Service; and

WHEREAS, LVRE requests certain services to be provided by Amtrak to support LVRE's mobilization and operation of the Las Vegas Service, as further described below ("Amtrak Services"), and LVRE is prepared to compensate Amtrak for such services; and

WHEREAS, Amtrak operates intercity and commuter services throughout the United States and has considerable experience in the operations and maintenance of rail vehicles, infrastructure; and systems; and

WHEREAS, LVRE and Amtrak entered into a Non-Disclosure Agreement dated July 20,2010 (the "Non-Disclosure Agreement"), under which the Parties agreed to keep confidential certain information of each Party shared in connection with exploring potential business opportunities with respect to the Las Vegas Service; and

WHEREAS, LVRE and Amtrak wish to enter into more detailed discussions regarding the potential operating agreement between the Parties under which Amtrak would perform the Amtrak Services in support of the Las Vegas Service.

With that background and understanding, the Parties are entering into this Memorandum of Understanding:

1.            Definitions

"Amtrak Services" means certain services to be provided by Amtrak to support LVRE's mobilization and operation of the Las Vegas Service, as further described in Section 3 below.

"Effective Date" means the effective date of this Memorandum, as set forth in the first paragraph of this Memorandum.

"Facility Improvements" shall have the meaning described in Section 3(c) below.

"Host Railroads" means the Union Pacific Railroad, BNSF Railway Company, Inc., and the Southern California Regional Rail Authority.

"Las Vegas Service" means daily intercity passenger rail service between Los Angeles, CA and Las Vegas, NV, Thursday through Monday of each week, 52 weeks per year, to include federal and state holidays, anticipated to begin late 2011.

"LVRE Equipment*' means all railcars owned or leased by LVRE to support two (2) separate 13-car train consists, as well as diesel locomotives for such consists, for operation in Las Vegas Service.

"Memorandum" means this Memorandum of Understanding.

"Party" or "Parties" means National Railroad Passenger Corporation and/or Las Vegas Railway Express, Inc.

2.             Purpose

The purpose of this Memorandum is to outline the Parties' intent to cooperate and work together in good faith to secure a potential operating agreement for Amtrak Services in support of the mobilization and operation of Las Vegas Service.

3.           Scope of Amtrak Services

The Parties hereby agree to enter into detailed discussions of the Amtrak Services and the terms and conditions of an operating agreement between LVRB and Amtrak, consistent with the terms and conditions contained in this Memorandum.

Amtrak Services to be discussed by the Parties are as follows:

a) Train and Engine Crews. Amtrak shall provide trained and certified train and engine crews for operation of the Las Vegas Service:

1)
LVRE's proposed Las Vegas Service would require one engineer and one conductor for each consist provided that the scheduled operating time does not exceed six hours. In the event that the scheduled operating time exceeds six hours, a second engineer will be required. The engineers) and conductor will be located in the locomotive cab, as LVRE would be responsible for on-board staffing.

2)
Amtrak's train and engine crews would be based out of Los Angeles and/or Las Vegas. LVRE agrees to pay Amtrak all relevant employee costs including but not limited to all federal, state, county and city payroll taxes, health benefits, lodging costs, retirement contributions, other associated human resources costs, Amtrak's then current overhead rates and a management fee. A refined estimate of crew costs is contingent upon finalization of the Las Vegas Service schedule.

3)	Amtrak estimates it would need approximately three months to complete the hiring and qualification process, prior to operating Las Vegas Service.

b)        Facility Improvements

If Amtrak agrees to maintain LVRE Equipment, modifications to 8th Street Yard are necessary, and would be funded by LVRE with the understanding that such investments could be used by Amtrak to support its own intercity services when not necessary to accommodate LVRE Equipment ("Facility Improvements"). Amtrak shall own the Facility Improvements. Amtrak is being considered to perform the following related to the Facility Improvements:

1)	Amtrak to supervise and manage the design and construction of Facility Improvements;

2)	Consideration of financial reduction in maintenance payments for a specified period of time to be agreed upon by the Parties in exchange for Facility improvements;

3)
Until Facility Improvements are completed, Amtrak will arrange for and accommodate all agreed upon services requested by LVRE so long as it does not interfere with Amtrak intercity service obligations;

c)	Maintenance of LVRE Equipment at the Los Angeles 8th Street Yard.

Amtrak will provide inspection and maintenance of LVRE Equipment, including daily, weekly, monthly, annually and two-year inspections, repair and servicing of LVRE Equipment, using properly trained and certified personnel, and will include:

1)	All routine servicing and maintenance activities for LVRE Equipment will be performed in accordance with FRA regulatory standards;

2)           LVRE Equipment cleaning services;

3)           Parts and materials procurement;

4)           Inventory management;

5)	Overnight and possible long-term storage of LVRE Equipment at 8* Street Yard.

d)        Engineering review of a new station facility at Las Vegas;

e)        Assistance with securing access rights from the host railroads; and

f)
Rolling Stock Engineering review and approval of LVRE Equipment, along with guidance in developing overhaul specifications designed to maximize the degree of mechanical compatibility with Amtrak's fleet.

4.            LVRE Responsibilities

It is assumed that LVRE will be responsible for all remaining elements of scope necessary to develop the Las Vegas Service, including, but not limited to:

a)	LVRE will provide FRA compliant locomotives and railcars to support two 13-car consists;

1)	LVRE will be solely responsible for obtaining any required FRA approvals of the LVRE Equipment to be used in Las Vegas Service;

2)	LVRE Equipment shall be in compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to, the Americans with Disabilities Act.

b)
LVRE will be solely responsible for the provision of food and beverage (alcoholic and non-alcoholic) service on the Las Vegas Service, along with the maintenance of all food service equipment which LVRE will subcontract to firms in Las Vegas.

1)	LVRE agrees to comply with all applicable federal, state and local laws, rules or regulations relating to the provision of food and beverage service on the Las Vegas Service.

c)	LVRE will be solely responsible for providing qualified on board customer services personnel necessary for Las Vegas Service, other than the train and engine crews.

d)	LVRE will be responsible for providing ground transportation and lodging.

e)	LVRE shall be responsible for providing and operating any alternate transportation services (e.g., buses) in the event that the Las Vegas Seivice does not, for any reason, operate.

f)
LVRE will be solely responsible for baggage handling, ticket sales and collection, passenger announcements, passenger boarding and detraining, and deployment of ADA ramps or other equipment as may be required.

g)
LVRE agrees to secure access rights with the host railroads and station owners; LVRE is not seeking to use Amtrak's host railroad access rights. LVRE shall be responsible for assuring station facilities are compliant with all applicable federal, state and local laws, rules and regulations, including but not limited to, the Americans with Disabilities Act

h)
Risk of Liability. The Parties acknowledge that they have not yet addressed liability provisions to be included in the operating agreement, but acceptable liability provisions must be included in the operating agreement in order for Amtrak to provide Amtrak Services.

5.           Compensation

LVRB agrees to reimburse Amtrak for its full costs plus a management fee, for the performance of the Amtrak Services, under payment provisions to be agreed upon by the Parties.

6.           Relationship of the Parties

Nothing in this Memorandum shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind, and the rights and obligations of the Parties with respect to the subject matter of this Memorandum shall be limited to those rights and obligations expressly set forth herein. Nothing provided herein shall be construed as providing for the sharing of profits or losses arising out of the effoils of either or both of the Parties. The cooperation of the Parties is for the sole purpose of continuing their discussions regarding an operating agreement between the Parties to mobilize and perform the Amtrak Services and/or other activities agreed upon by the Parties as may be required for Las Vegas Service.

7.           Exclusivity

Amtrak agrees it will not enter into any agreement with any other privately funded entity providing scheduled, conventional intercity rail service on existing infrastructure between the greater Los Angeles area and Las Vegas for the duration of this Memorandum while LVRB is in good standing. This in no way limits Amtrak's statutory rights or restricts it from performing its legislatively mandated business activities.

8.           Confidential Information

The existence of this Memorandum, the Parties' discussions contemplated herein, and the documents and information disclosed by or on behalf of either Party to the other Party in connection with this Memorandum shall constitute "Confidential Information," as defined in, and subject to the terms and conditions of, the Non-Disclosure Agreement.

9.           Cooperation

LVRE and Amtrak shall, from time to time and upon the reasonable request of the other Party, execute and deliver such further instruments or other documents and take such further action(s) as may be reasonably required to give effect to the purposes of this Memorandum.

10.         Expenses

LVRE agrees to reimburse Amtrak for all reasonable expenses incurred in the performance of its obligations under this Memorandum, under payment provisions to be agreed upon by the Parties and agreed upon in the Final Operating and Service Agreements.

11.          Assignment

This Memorandum may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

12.          Publicity/Marketing

The Parties agree that neither shall issue any news releases, public announcements, or advertising material related to this Memorandum, provided that each Party shall be allowed, after coordination with the other Party, to make such public disclosures of its own corporate affairs related to this Memorandum as may be required of publicly traded companies by applicable laws or regulations.

13.          Limitation of Liability

Neither Party shall have any liability to the other (including liability for any indirect, incidental, special or consequential damages), however caused and whether as a result of the negligence of one Party or otherwise, on account of the Parties' failure to execute an operating agreement with respect to Amtrak Services.

14.          Status

This Memorandum represents the good faith intentions of the Parties to enter into discussions regarding an operating agreement but is not legally binding and creates no legal obligations on either Party to enter into an operating agreement or take any other action, except with respect to Clauses 7 (Exclusivity), 8 (Confidentiality), 10 (Expenses), 11 (Assignment), 13 (Limitation of Liability), 14 (Status), 16 (Termination), 18 (Disputes) and 23 (Governing Law).

15.          Severability

If any portion of this Memorandum is held to be unenforceable, the remaining portions of this Memorandum shall not be affected by such unenfbrceability.

16.          Termination

This Memorandum is entered into as of the Effective Date and shall terminate upon the earlier to occur of the following:

a)	the effective date for such termination, as agreed upon in writing by both of the Parties;

b)	a Party's delivery of notice of a termination to a defaulting Party pursuant to Article 17;

c)
the replacement of this Memorandum by a fully-executed operating agreement setting forth the terms and conditions governing Amtrak Services in support of the mobilization and operation of Las Vegas Service;

d)	within one (1) year of the Effective Date, in the event the Parties have not executed a definitive operating agreement for Amtrak Services;

e)      Any Host Railroad's denial of access for operation of Las Vegas Service.

Upon a termination of this Memorandum, this Memorandum shall become null and void, and neither Party shall have any further obligation or liability to the other Party pursuant to this Memorandum; provided, however, that Articles 8,10, 12, and 13 shall survive a termination of this Memorandum and shall remain effective and enforceable thereafter; provided further, however, that in the event this Memorandum is terminated by a Party pursuant to Article 16(b).

17.          Default/Breach

If either LVRE or Amtrak materially fails to perform or observe any of its material obligations under this Memorandum and fails to cure such default within ten (10) days after having been given written notice of such default by the other Party, or in the event of the insolvency, bankruptcy, receivership, liquidation, or dissolution of one Party, then such Patty shall be considered to be in default and the other Party may terminate this Memorandum, effective immediately upon notice to the defaulting Party.

18.          Disputes

If the Parties are unable to resolve a dispute relating to this Memorandum, the Parties first will submit the dispute to the Vice President Policy and Development (for Amtrak) and the legal representative (for LVRE). If the Parties are unable to resolve the dispute within 15 business days thereafter, the Parties will submit the dispute to the President and Chief Executive Officer (for Amtrak) and the President (for LVRE) to discuss resolution of the dispute.  If the Chief Executive

Officers are unable to resolve the dispute within IS business days thereafter, either Party may bring an action in the United States District Court for the District of Columbia, which court shall have exclusive jurisdiction to resolve any such dispute. Both Parties agree to submit to the jurisdiction of such court.

19.           No Waiver

The failure of either Party to enforce any of the provisions of this Memorandum shall not be construed to be a waiver of the right of such Party thereafter to enforce each and every provision of this Memorandum.

20.           Separate Property of Participants

By this Memorandum or the performance of the transactions contemplated hereby, neither LVRE nor Amtrak shall acquire any ownership or interest in any property whatsoever of the other Party.

21.           Notices

Any notices, requests, consents and other communications to be given by either Party to the other Party under this Memorandum shall be validly given if personally delivered to the other Parly or if sent by registered, prepaid mail or by facsimile:

If to LVRE, to:

Mike Barron
Chief Executive Officer
Las Vegas Railway Express
6650 Via Austi Parkway, Suite 170
Las Vegas, NV 89119-3550
702-628-9237

If to Amtrak, to:

Stephen Gardner
Vice President, Policy and Development
Amtrak
60 Massachusetts Ave, NE, Suite 4E-301
Washington, DC 20002
202-906-2162

22.           Entire Agreement

This Memorandum, sets forth all of the promises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede ail prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

23.           Governing Law

This Memorandum shall be governed by and interpreted in accordance with the laws of the District of Columbia, without regard to its choice of law rules.

24.           Counterparts

This Memorandum may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Memorandum to be executed on the day and year first above written.

Las Vegas Railway Express, Inc.	National Railroad Passenger Corporation

Signature: /s/ Michael Barron
Name: Michael Barron
Title: CEO	Signature: /s/ Stephen Gardner
Date: Jan 31, 2011	Name: Stephen Gardner
Title: Vice President. Policy & Development
Date: January 24,2011